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                                                                  EXHIBIT 99.1

                                                                  NEWS RELEASE
FOR IMMEDIATE RELEASE


                                POLYCOM, INC.
                     ANNOUNCES A TWO-FOR-ONE STOCK SPLIT

MILPITAS, CA - August 2, 2000 - Polycom, Inc. (NASDAQ:PLCM) announced today that its Board of Directors has approved a two-for-one split of its common stock. The stock split will be effected as a stock dividend. Stockholders of record as of the close of business on August 15, 2000 will be issued a certificate representing one additional share for each share of common stock held on the record date. These certificates will be distributed on August 31, 2000. The stock split will increase the number of shares of common stock outstanding from approximately 37.1 million shares to approximately 74.2 million shares.

     Robert Hagerty, Polycom's Chief Executive Officer, stated that the Board of Directors authorized the stock split principally to obtain wider distribution and greater liquidity for the common stock.

ABOUT POLYCOM

     Polycom develops, manufactures and markets high-quality, easy-to-use communications equipment that enables enterprise users to access broadband network services and leverage increased bandwidth to more conveniently conduct voice, video and data communications. Polycom's product lines include network access products and enterprise voice and video communications equipment.

Polycom, the Polycom logo design, and SoundPoint Pro are registered trademarks and ViewStation, NetEngine, ViaVideo, StreamStation and MeetingSite are registered trademarks of Polycom, Inc. in the U.S. and various countries. -C- 2000 Polycom, Inc. All rights reserved.